EXHIBIT 14

COMMUNITY CAPITAL CORPORATION
SENIOR FINANCIAL OFFICER CODE OF ETHICS

          This Senior Financial Officer Code of Ethics sets out basic principles and standards of conduct to guide the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”) of Community Capital Corporation and its subsidiaries (the “Company”). Senior Financial Officers hold an important and elevated role in corporate governance. These individuals are key members of the management team, who are uniquely capable and empowered to ensure that the interests of stakeholders (including shareholders, clients, employees, suppliers, and citizens of the communities in which the Company operates) are appropriately balanced, protected, and preserved. Senior Financial Officers fulfill this responsibility by adhering to the highest ethical standards, as detailed below. Senior Financial Officers shall:

          1. Act with honesty and integrity when acting on behalf of the Company or in connection with the Company’s business or operations.

          2. Avoid conflicts of interest involving the Company or its business. Questions regarding whether a conflict of interest exists should be directed to, and shall be determined by, the Corporate Governance Committee of the Board of Directors.

          3. Provide public and regulatory constituents with information in reports, documents, and communications that is accurate, complete, objective, relevant, timely, and understandable.

          4. Comply with applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

          5. Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

          6. Maintain the confidentiality of information entrusted or made available to them by the Company or its customers, except when disclosure is authorized by the Company or the customer, as applicable, or legally mandated, and not use that information for personal advantage.

          7. Share knowledge and maintain skills necessary and relevant to the Company’s needs.

          8. Proactively promote ethical and honest behavior within the workplace.

          9. Assure responsible use and control of all assets, resources, and information in possession of the Company.

          Any waiver of this Code for our Senior Financial Officers may be made only by the Corporate Governance Committee of the Board of Directors or the entire Board of Directors and will be promptly disclosed as required by applicable law and the rules of any applicable securities exchange. We encourage our Senior Financial Officers to contact the Chief Executive Officer, or if the Chief Executive Officer, to contact the Corporate Governance Committee of the Board of Directors about any violations of this code. Any claim of a possible violation may be made anonymously if the claimant so desires, and all claimants shall be provided confidentiality to the extent practicable in the handling of the potential violation. Senior Financial Officers who violate this Code of Ethics are subject to disciplinary action, including without limitation loss of employment.

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